Exhibit 4.23

Ref.: YBL/DEL/FL/900/2012-13

Date: December 17, 2012

M/s MakeMyTrip (India) Private Limited,

Tower A, SP Infocity, Plot No. 243,

Udyog Vihar, Phase I, Gurgaon 122016

Dear Sirs,

Re: Renewal of Credit Facilities

We, YES Bank Limited (‘YBL’ or ‘the Lender’), are pleased to renew the facilities advised vide Facility Letter Ref. No. YBL/DEL/FL/849/2011-12 dated January 16, 2012 (hereinafter referred to as the “Facility Letter”) with regard to the credit facilities to M/s MakeMyTrip (India) Private Limited (the “Borrower” or “Company”). The conditions mentioned below replace and/ or are in addition to the earlier clauses in our Facility Letter. The other terms and conditions in the said Facility Letter stands mutatis mutandis:

1.	Validity and Availability of the facilities sanctioned under the Facility Letters is renewed and extended up to December 02, 2013.

2.	Facility Details: All the credit facilities has been reallocated / reassigned / sanctioned / modified as below:

S No	Facility Description	Interest/ Commission	Security
1.

Facility: Overdraft (“OD”)

Amount: INR 250,000,000/- (Indian Rupees Two Hundred Fifty Million only)

Tenor: 12 months

Purpose: For cash flow mismatch and working capital requirements.

Availability Period: Till December 02, 2013

Floating: The applicable rate of interest is YES Bank Base Rate plus 2.50% per annum. Currently, YES Bank Base Rate is 10.50% per annum. Hence, Effective Rate of Interest is 13.00% per annum.

•   First Pari Passu Charge on all Current Assets and Movable Fixed Assets of the Borrower (both present and future).

•   Unconditional & Irrevocable Corporate Guarantee of M/s MakeMyTrip Limited, Mauritius, to remain valid during the entire tenor of the facilities.

1a.	Facility: Export Credit (Pre/Post Shipment) (INR/FCY) (Sub limit of Facility 1 above) Amount: INR 250,000,000/- (Indian Rupees Two Hundred Fifty Million only)	To be decided by the lender at the time of transaction subject to minimum of YES Bank Base Rate.	• Same as facility 1 above

Purpose: For working capital requirement Tenor: Maximum 6 months Margin: Nil Availability Period: Till December 02, 2013
2.

Facility: Financial Bank Guarantee (“FBG”)

Amount: INR 990,000,000/- (Indian Rupees Nine Hundred Ninety Million only)

(being amount enhanced from INR 830 Million to INR 990 Million)

Purpose: For financial bank guarantee to be extended to ‘IATA’.

Tenor: Maximum 18 months (including claim period, if any)

Margin:

For existing limits: 20% of the transaction amount in the form of Fixed Deposits duly lien marked in favor of the Lender.

For incremental limits: 50% of the transaction amount in the form of Fixed Deposits duly lien marked in favor of the Lender.

Availability Period: Till December 02, 2013

Commission: 0.50% per annum plus applicable taxes payable upfront.

•   First Pari Passu Charge on all Current Assets and Movable Fixed Assets of the Borrower (both present and future).

•   Unconditional & Irrevocable Corporate Guarantee of M/s MakeMyTrip Limited, Mauritius, to remain valid during the entire tenor of the facilities.

The incremental limits shall not be secured by Corporate Guarantee of M/s MakeMyTrip Limited, Mauritius.

3.	Facility: Overdraft Against Fixed Deposit Facility (“ODFD”) Amount: INR 300,000,000/- (Indian Rupees Three Hundred Million only) Purpose: For working capital requirements.	1.0% per annum over and above Fixed Deposit Interest Rate.	Fixed Deposit to the extent of 83.33% of the facility amount duly lien marked in favor of the Lender.

Tenor: Maximum 12 Months or FD expiry whichever is earlier.

Margin: 83.33% of the facility amount in the form of Fixed Deposits duly lien marked in favor of the Lender.

Availability Period: Till December 02, 2013 or Fixed Deposit expiry date whichever is earlier

4.

Facility: Export Credit (Pre Shipment in Foreign / Indian Currency & Post shipment in Foreign / Indian Currency)

Amount: INR 300,000,000/- (Indian Rupees Three Hundred Million only)

Purpose: For Working Capital requirements.

Tenor: Maximum 6 Months

Margin: 100% of the transaction amount in the form of Fixed Deposits duly lien marked in favor of the Lender.

Availability Period: Till December 02, 2013

	To be decided by the lender at the time of transaction subject to minimum of Base Rate.	Fixed Deposit to the extent of 100% of the transaction amount duly lien marked in favor of the Lender.

Special Terms and Conditions:

•	Legal fees: INR 25,000/- plus applicable taxes payable upfront at the time of disbursement of credit facilities.

•	No Third Party Fixed Deposits allowed under any of Fixed Deposit backed credit facilities.

3.	Other Conditions:

a.	Covenant: You hereby covenant that so long as the Facilities or any sum thereunder are outstanding, you shall:-

(i)	from time to time at our reasonable request forthwith deliver to us such information about your business, assets and financial condition as we may reasonably require for any purpose in connection with the Facilities;

(ii)	furnish us on a regular basis the following statements:

•	Insurance Policy duly endorsed in Bank’s favour, covering the value of assets (100%), hypothecated / mortgaged to the Bank, to be submitted;

•	Financial Information to be submitted on half yearly basis within 60 days from the end of each half year;

•

CS/CA certification regarding compliance of statutory Prescriptions in terms of RBI circular on lending under consortium/multiple banking arrangements dated February 10, 2009 on annual basis by September 30;

•	Certificate from a Chartered Accountant certifying end use of funds availed under the ODFD and OD facilities to be submitted on quarterly basis within 30 days from the end of each quarter;

(iii)	furnish us as soon as possible and in any event not later than 180 days after the close of each financial year an originally signed or certified true copy of your audited balance sheet together with the profit and loss statements;

(iv)	not create or allow to exist any new encumbrance or security over assets specifically charged to us without our prior written consent;

(v)	not undertake or permit any reorganization, amalgamation, reconstruction, takeover or any other schemes of compromise or arrangement, nor amend any provision of your major constitutive documents in such a manner that will adversely affect our rights to demand repayment or enforce Security under the Facilities.

(vi)	not induct a person who is a Director on the Board of a company which has been identified as a willful defaulter and that in case, if such a person found to be on the Board of the Borrower, Borrower would take expeditious and effective steps for removal of the person from the Board of Directors.

(vii)	route sales inwards of minimum INR 250 Crores on quarterly basis through the account maintained with the Lender.

(viii)	ensure that any change in the management of the Borrower shall be made after providing prior written intimation to the Lender;

4.	Financial Covenants: You hereby covenant that so long as the Facilities or any sum there under are outstanding, you shall maintain below financial covenants (to be monitored by October 30, 2013):-

•	the ratio of Total Debt and Average Tangible Net worth should be less than 0.5x.

•	the ratio of Total Outside Liability and Average Tangible Net Worth should be less than 1.5x.

•	the Current Ratio should be greater than 1.3x.

•	the ratio of Total Debt and Earning Before Interest Taxes Depreciation and Amortization should be less than 1.0x.

Note: Above ratios will be monitored by the Bank with such periodic intervals as the Bank may in its discretion decide

5.	Conditions Precedent: You may utilize the Facilities only after receipt by us of the following in form and substance reasonably satisfactory to us:

a.	Duplicate of this Facility Letter duly and unconditionally accepted by the Borrower’s authorized signatory/ies;

b.	Certified true copy of the Borrower’s Board Resolution accepting the Facilities and authorising particular persons to deal with us in connection with it and execute required documents;

c.	Supplemental Master Facility Agreement to be executed under the common seal on the requisite stamp paper in our prescribed format to be submitted within 60 days of disbursement;

d.	Search Report from Lender’s approved Lawyer/Chartered Accountant, confirming details of charge on borrower’s assets/guarantor’s assets as per records of Registrar of Companies to be submitted within 60 days of disbursement;

e.	Supplemental Deed of Hypothecation for creation of First Pari Passu charge on all the Current Assets and Movable Fixed Assets of the Borrower (both present and future) to be executed under the common seal, on the requisite stamp as prescribed under the prevailing Stamp Act, to be submitted within 45 days of disbursement;

f.	Registered Form 8 to register our First Pari Passu charge on all the Current Assets and Movable Fixed Assets of the Borrower (both present and future), with ROC to be submitted within 45 days of disbursement;

g.	IT confirmation/ CA certificate u/s 281 of IT Act stating that there are no proceedings pending under Income Tax and hence consent of Assessing Officer is not required for creating charge on movable fixed assets in favor of the bank, to be submitted within 60 days of disbursement;

h.	No Objection Certificate (NOC)/Pari Passu letters for ceding charge on current assets and movable fixed assets to be obtained from all existing lenders and to be submitted within 60 days of disbursement;

i.	Letter of debit authorization of charges to be executed in prescribed format to be submitted within 60 days of disbursement;

j.	Such other documents as we may reasonably consider being relevant.

6.	Cancellation or Termination: During the Availability period, the Lender may, in its sole discretion, cancel the Facilities, if any Event of Default or Potential Event of Default has occurred or if it becomes unlawful for the Lender to disburse or continue the Facilities to the Borrower.

The Borrower unconditionally agrees, undertakes and acknowledges that the Bank has an unconditional right to cancel the un-utilized portion of the Facility, whether in part or in full, at any time during the currency of the Facility/Loan without any prior intimation for such cancellation to the Borrower.

Provided always, that overdraft and/or other similar types of facility may be terminated by us and shall be repayable to us within a period of 10 days from the date of the notice.

7.	Representations: You represent to us that (i) you are duly incorporated under the laws of your country of incorporation with the power to enter into and exercise your rights and perform your obligations under the Facilities, (ii) all actions internal or external required to authorise your execution of this letter and your performance of your obligations under the Facilities have been duly taken and the exercise of your rights and performance of your obligations under the Facilities will neither contravene any law or regulations to which you are subject nor cause you to be in breach of or default under any agreement/document / Memorandum of Association / Articles of Association binding on you or any of your assets, (iii) your obligations under the Facilities are legal, valid, binding and enforceable against you, (iv) all governmental or other licenses, consents and authorisations requisite for such execution, delivery and performance have been obtained and are in full force and effect, and (v) each of these representations will remain correct and complied with so long as the Facilities and/or any sum thereunder remain outstanding, (vi) As per RBI Guidelines, all borrowers are required to declare details as per enclosed Annexure while applying for credit facilities with from bank and you have already provided such details during discussion with us and/or in various documents provided to us. By counter signing your are confirming us that the details declared as per annexure 1 are true and correct, (vii) to create security interest in favour of the Bank/ security trustee/security agent in a form and manner satisfactory to the Bank. Further, the Bank as a matter of policy does not accept laminated title/security documents. The Borrower is therefore advised to upfront inform the Bank as to whether the title/security documents are laminated or not. The Bank further reserves its right to accept or reject any title/security documents, with or without assigning any reasons. The decision of the Bank shall be final and binding on the Borrower in this regard.

8.	Right of Set off: (1) You hereby agree that in addition to general lien or similar right to which we as Bankers, are entitled to by law, we may at any time and with prior notice to you in our absolute discretion combine or consolidate all or any of your accounts linked to this facility with any liabilities to us and set off or transfer any sum or sums standing to the credit of any one or more of such accounts in or towards satisfaction of any of your liabilities, to us in any other respect whether such liabilities be actual or contingent primary or collateral and several or joint and whether arising out of your, liability as principal debtor and/or guarantor. (2) You hereby further agree that in respect of all such accounts and liabilities aforesaid we shall have a lien on all stocks, shares, securities, property and book debts including other liquid or illiquid securities belonging to you or now or hereafter held by us for safe custody, collection, or otherwise and all moneys now or hereafter standing to your credit with us on any current or any other account and we will have the right to sell, realise all such securities and property as aforesaid for the purpose of realizing our dues. (3) The aforesaid rights are available to us notwithstanding the fact that a particular security is given to us earmarked for a particular loan or account and the same is cleared by you by payment. We shall however intimate all such actions taken by us to you.

All charges/fees paid to the Bank pursuant grant of Facilities hereto are non-refundable.

The Facility Letter shall remain valid and, save for the aforesaid amendments, unchanged. This Amendment Facility Letter shall form an integral part of the addendum to Facility Letter Ref. No. YBL/DEL/FL/849/2011-12 dated January 16, 2012.

This offer shall be valid for acceptance until January 16, 2013. Kindly confirm to us, by signing on the duplicate copy of this letter, your acceptance of the foregoing terms and conditions and return the same to us so as to be received by us prior to the above date.

Should you have any query regarding the above terms and conditions, please do not hesitate to contact the right-hand undersigned.

Yours faithfully,

YES BANK LIMITED

/s/ Manoj Ralhan	/s/ Neha Shankar
Manoj Ralhan	Neha Shankar
GEVP and Regional Business Leader	Senior Vice President
Emerging Corporates Banking	Emerging Corporates Banking

We, M/s MakeMyTrip (India) Private Limited, confirm acceptance of the above terms and conditions.

Signature(s) / Company’s stamp
*[Please sign on the preceding pages as well]

Title:

Date:	19/12/2012

Place:	Gurgaon

ANNEXURE I

Details of Borrowing Arrangements from Other Banks

(INR Million)

I.	Name and address of bank/ institution					HDFC Bank
II.	Facilities availed
	A.	Fund-based credit facilities (Indicate the nature of facilities e.g. working capital / demand loan / term loan / short term loan) / foreign currency loan, corporate loan / line of credit / Channel financing, bill discounting etc. amount and the purpose)				HDFC Bank: 500.00 ICICI: 500.00
	B.	Non-fund-based facilities other than derivatives (Indicate the nature of facilities e.g. L/C,BG, DPG (I & F) etc. amount and the purpose)				HDFC Bank: 20.00
III.	Present outstanding					HDFC Bank – FB of 0.00, NFB of 0.00;
IV.	Overdues position, if any					NA
V.	Requests for facilities which are under process					NA
	Name of Bank	Fund based limit	Non fund limit	Fund based O/s as on 26.11.12	Non fund O/s as on 26.11.12	Term Loan outstanding O/s as on 26.11.12	Overdue	Nature of facility
	HDFC	500	20.0	—	—	—	—	OD
	ICICI Bank	500	—	—		—	—	OD
	Yes Bank	550	830	—	830.2	—	—	OD/BG
	TOTAL	1550	850	—	830.2
VI.	Main and allied activities with locations					The company provides information, pricing, availability, and booking facility for domestic and international air travel, railway reservation, hotel bookings, holiday packages, buses, and car rentals.
VII	Demands by statutory authorities / current status thereof					NA